UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 17, 2013

McDERMOTT INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Republic of Panama	001-08430	72-0593134
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification number)

757 N. Eldridge Parkway Houston, Texas	77079
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (281) 870-5000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 17, 2013, McDermott International, Inc. (“McDermott”) announced that Stephen M. Johnson will retire from his positions as Chairman of the Board, President and Chief Executive Officer and as a director of McDermott in December 2013 and that David Dickson has agreed to join McDermott and to succeed Mr. Johnson as President and Chief Executive Officer. Mr. Dickson has been appointed Executive Vice President and Chief Operating Officer, a position he will hold until December.

Mr. Dickson (age 45) has over 23 years of offshore oilfield engineering and construction business experience, including 11 years of experience with Technip S.A. and its subsidiaries. Since September 2008, he has been serving as President of Technip USA Inc., with oversight responsibilities for all of Technip’s North American operations.

Mr. Dickson will commence his employment with McDermott on October 31, 2013. He will initially serve as McDermott’s Chief Operating Officer, succeeding John T. McCormack, whose retirement from that position was previously announced. Mr. Dickson will succeed Mr. Johnson as President and Chief Executive Officer on or before December 16, 2013. Mr. Dickson will lead the previously announced search effort for a new chief operating officer. Concurrent with Mr. Dickson’s appointment as President and Chief Executive Officer, McDermott’s Board of Directors will elect him as a member of the Board.

McDermott also announced that Gary P. Luquette has been appointed to its Board of Directors, effective October 18, 2013. Mr. Luquette will serve on the Compensation and Finance Committees of the Board of Directors.

Mr. Luquette, age 57, retired from his position as President, Chevron North America Exploration and Production, a unit of Chevron Corporation, in September 2013, following 35 years of service with Chevron. He held that position since 2006, and his duties included service on Chevron’s upstream executive leadership team. Previously, he held key exploration and production positions with Chevron in Europe, California, Indonesia and Louisiana.

In accordance with our non-employee director compensation program, Mr. Luquette will receive (1) an annual retainer of $75,000, payable monthly and (2) meeting fees of $2,500 for each meeting of the Board or a committee (of which Mr. Luquette is a member) attended in excess of the eighth Board or committee meeting per calendar year. In addition, Mr. Luquette will receive a grant of restricted stock valued at approximately $66,000, which represents the prorated value of the annual stock grant awarded to non-employee directors in May 2013 under our non-employee director compensation program. This grant will be made on October 18, 2013, the effective date of Mr. Luquette’s appointment to the Board.

Mr. Luquette does not have any interest in any transactions requiring disclosure under Item 404(a) of Regulation S-K, and there are no arrangements or understandings between Mr. Luquette and any other person pursuant to which he was appointed as a director.

McDermott and Mr. Dickson have entered into a letter agreement relating to his employment with McDermott. Under that letter agreement, Mr. Dickson will be provided with, among other things, the following items of compensation:

•	an annual base salary of $850,000;

•	a cash signing bonus of $480,000, which is intended to compensate him for benefits from his former employer that he will be foregoing;

•	a one-time award of restricted stock with a grant date value of $3.8 million, which is intended to compensate him for the forfeiture of incentives from his former employer;

•	participation in McDermott’s long-term incentive award arrangements, commencing in 2014, with a target annual award opportunity for 2014 of between $3.5 million and $4.0 million and for later years of at least $4.0 million;

•	participation in McDermott’s annual cash bonus plan, the Executive Incentive Compensation Plan (the “EICP”), beginning in 2014, with a target bonus equal to base salary; and

•	participation in the McDermott International, Inc. Director and Executive Deferred Compensation Plan.

McDermott will also enter into a Change-in-Control Agreement with Mr. Dickson, in substantially the same form as the form of Change-in-Control Agreement previously entered into with Mr. Johnson, except that the salary and bonus multiplier will be 2.5.

In connection with their retirements, McDermott expects to enter into Separation Agreements with Messrs. Johnson and McCormack. The Separation Agreements would provide for various compensation-related benefits to be provided to Messrs. Johnson and McCormack, in exchange for, among other things, their agreements to provide post-retirement consulting services and comply with several restrictive covenants, including covenants-not-to-compete.

Under the Separation Agreement with Mr. Johnson: (1) all currently outstanding stock options held by Mr. Johnson that are not currently vested but would, absent his retirement from employment, become vested and exercisable through March 15, 2016 would be vested and become exercisable in accordance with the terms of the 2009 McDermott International, Inc. Long Term Incentive Plan (the “LTIP”) and the applicable grant agreements as if his employment had continued through March 15, 2016; (2) all stock options held by Mr. Johnson would continue to be exercisable until the stated maximum expiration date in the applicable grant agreement, notwithstanding any provision thereof providing for earlier termination in the event of termination of employment; (3) each currently outstanding restricted stock unit (“RSU”) award held by Mr. Johnson which would, absent his retirement from employment, remain outstanding and continue to vest through March 15, 2017 would, subject to certain conditions, vest in full and be settled in accordance with the terms of the LTIP and the applicable grant agreement as if his employment had continued through March 15, 2017, with such vesting and settlement to be effected on the earlier to occur of March 15, 2015 or the next anniversary of the grant date (as set forth in the applicable award agreement) following the completion of the consulting period described below; and (4) each currently outstanding performance share award held by Mr. Johnson which would, absent his retirement from employment, remain outstanding and continue to vest through March 15, 2017 would remain in full force and effect and, to the extent applicable, continue to vest and be settled in accordance with the terms of the LTIP and the applicable grant agreement as if his employment had continued through March 15, 2017. Mr. Johnson’s benefits under the McDermott International, Inc. Director and Executive Deferred Compensation Plan would be fully vested as of the date of retirement, with such amounts to be paid in accordance with the terms of that plan. Mr. Johnson would also be paid consulting fees at the rate of $8,700 per day for each day he provides consulting services during the period through June 30, 2014.

Under the Separation Agreement with Mr. McCormack, all currently outstanding stock options, RSU awards and performance share awards held by Mr. McCormack that are not currently vested but would, absent his retirement from employment, remain outstanding and, to the extent applicable, continue to vest through October 31, 2015 would remain in full force and effect and, to the extent applicable, continue to vest and be settled in accordance with the terms of the LTIP and the applicable grant agreements as if Mr. McCormack’s employment had continued through October 31, 2015; provided that each such RSU award would vest and be settled on the earlier to occur of March 15, 2014 or the next anniversary of the grant date (as set forth in the applicable award agreement). All vested stock options held by Mr. McCormack would continue to be exercisable until the stated maximum expiration date in the applicable grant agreement, notwithstanding any provision thereof providing for earlier termination in the event of termination of employment. Mr. McCormack would also be paid consulting fees at the rate of $4,500 per day for each day he provides consulting services during the period through April 30, 2014.

A copy of McDermott’s press release relating to the above-referenced announcement is furnished with this report as Exhibit 99.1.

Forward-Looking Statements

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, McDermott cautions that statements in this Item 5.02, which are forward-looking and provide other than historical information, involve risks and uncertainties that may impact McDermott’s actual results of operations. These forward-looking statements include statements about the timing of the actions described, the search effort for a new chief operating officer and the terms of the Separation Agreements described above. Although McDermott believes that the expectations reflected in those forward-looking statements are reasonable, McDermott can give no assurance that those expectations will prove to have been correct. Those statements are made by using various underlying assumptions and are subject to various uncertainties. This report reflects expectations as of the date hereof. Except to the extent required by applicable law, McDermott undertakes no obligation to update or revise any forward-looking statement.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release dated October 17, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

McDERMOTT INTERNATIONAL, INC.

By:	/s/ Liane K. Hinrichs
Liane K. Hinrichs
Senior Vice President, General Counsel and Corporate Secretary

Date: October 17, 2013

EXHIBIT INDEX

No.	Description

99.1	Press Release dated October 17, 2013.